Two Harbors Investment Corp. Announces Conversion Rate Adjustments for its Convertible Senior Notes Due 2022 New York, November 16, 2017 – Two Harbors Investment Corp. (NYSE: TWO) today announced certain adjustments to the conversion rate for the company’s 6.25% convertible senior notes due 2022 (the “Notes”). These conversion rate adjustments are being made pursuant to the supplemental indenture governing the Notes as a result of the company’s previously announced special stock dividend of common shares of Granite Point Mortgage Trust Inc. (the “Stock Dividend”) and the one-for-two reverse stock split of the outstanding shares of Two Harbors common stock (the “Reverse Stock Split”). The Stock Dividend and the Reverse Stock Split were completed on November 1, 2017. As a result of the Stock Dividend, the conversion rate for the Notes was adjusted to 122.3704 shares of common stock per $1,000 principal amount of the Notes. Pursuant to the supplemental indenture, this conversion rate was given retroactive effect to October 20, 2017, the record date for the Stock Dividend. Subsequently, the conversion rate for the Notes was further adjusted to 61.1851 shares of common stock per $1,000 principal amount of the Notes as a result of the Reverse Stock Split. Pursuant to the Supplemental Indenture, this Conversion Rate was effective as of November 1, 2017, the effective date for the Reverse Stock Split. Notice of these conversion rate adjustments was delivered to holders of the Notes and Bank of New York Mellon Trust Company, N.A., as trustee, in accordance with the terms of the supplemental indenture governing the Notes. This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect management’s plans, estimates and beliefs and involve risks and uncertainties that could cause actual results to differ materially from expected results. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors Investment Corp. undertakes no obligation to update or revise such forward-looking statements. Two Harbors Investment Corp. Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, mortgage servicing rights and other financial assets. Two Harbors is headquartered in New York, New York, and is externally managed and advised by PRCM Advisers LLC, a wholly owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com. Additional Information Stockholders of Two Harbors and other interested persons may find additional information regarding the company at the Securities and Exchange Commission’s Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., 590 Madison Avenue, 36th floor, New York, NY 10022, telephone 612-629-2500. Contact Investors: Margaret Field, Investor Relations, Two Harbors Investment Corp., 212-364-3663, margaret.field@twoharborsinvestment.com.